EX-FILING FEES

Calculation of Filing Fees Table

SC TO-I
(Form Type)

CPG Cooper Square International Equity, LLC

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Transaction Value

	Transaction Valuation		Fee Rate	Amount of Filing Fee
Fees to Be Paid	$10,815,000	(a)	0.014760%	$1,596.29	(b)
Fees Previously Paid	-		-	-
Total Transaction Valuation	$10,815,000	(a)
Total Fees Due for Filing				$1,596.29
Total Fees Previously Paid				-
Total Fee Offsets				-
Net Fee Due				$1,596.29	(b)

(a)	Calculated as the aggregate maximum purchase price for units of limited liability company interest.
(b)	Calculated at 0.014760% of the Transaction Valuation.